Exhibit 99.1

Executive Base Salaries and Target Award Amounts under Red Hat, Inc.’s Executive Variable Compensation

Plan for the Fiscal Year Ending February 29, 2012

Name of Executive	Base Salary[1]	FY2012 EVCP Target Award Amount
James M. Whitehurst	$775,000	$775,000
Charles E. Peters, Jr.	$465,000	$372,000
Paul Cormier	$465,000	$372,000
Alex Pinchev	$465,000	$372,000
Michael R. Cunningham	$410,000	$328,000

[1]	Effective August 1, 2011